Exhibit 99.1
Pinnacle Airlines Corp. Announces New Capacity Purchase Agreement with
Continental Airlines
Colgan Air expands Continental Connection role.
Memphis, TN, February 5, 2007 — Pinnacle Airlines Corp. (NASDAQ: PNCL) announced today that it has entered into a new capacity purchase agreement with Continental Airlines, Inc. Pinnacle Airlines Corp.’s wholly owned subsidiary, Colgan Air, Inc., will operate fifteen 74-seat Bombardier Q400 regional aircraft as a Continental Connection carrier. The aircraft will operate primarily out of the Continental hub at Newark Liberty International Airport.
“Pinnacle Airlines Corp. and its subsidiary Colgan have the high standards that we expect from our Continental Connection service,” said Mark Erwin, Continental’s senior vice president of corporate development. “Our selection of the Q400 aircraft is an important move for us because it addresses our need for efficiency without sacrificing our customers’ comfort, and because it is well-suited to the unique operating environment at Newark Liberty.”
“We are very pleased to be able to grow Colgan Air’s existing relationship with Continental Airlines by entering into this capacity purchase agreement,” said Phil Trenary, Pinnacle Airlines Corp.’s chief executive officer. “We look forward to providing industry leading service for Continental and its customers, and we appreciate the confidence that Continental has placed in us and Colgan Air.”
Key commercial terms of the agreement include the following:
•	Continental will purchase all Q400 capacity at predetermined rates and industry standard pass-through costs. Fuel will be purchased directly by Continental and provided to Colgan at no cost.

•	The aircraft will be delivered to Colgan from December 2007 through June 2008 and placed into service in early 2008.

•	The capacity purchase agreement will be for a term of ten years from the date of the last Q400 delivery, extending to June 2018.
Pinnacle Airlines Corp. will purchase the aircraft from Bombardier aerospace, subject to the arrangement of loan financing.
The Q400 aircraft is a next-generation regional turbo-prop aircraft built by Bombardier Aerospace. It features a spacious cabin with 74 seats in a single class configuration. With new technologies such as Bombardier’s advanced Noise and Vibration Suppression System, the Q400 is one of the most comfortable regional aircraft available today. In addition, the Q400 cruises at near jet speeds of over 400 miles per hour while maintaining a significant unit operating cost advantage over similarly sized regional jet aircraft.

Pinnacle Airlines Corp., a publicly traded holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates 135 Bombardier CRJ-200 Regional Jets in the United States and Canada as a Northwest Airlink carrier. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express with a fleet of 39 Saab 340 and 11 Beech 1900 turbo-prop regional aircraft. For further information contact Philip Reed at 901.348.4257.
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